Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES FOURTH QUARTER 2015 EARNINGS
ACHIEVES $207 MILLION OF ADJUSTED EBITDA

Clayton, MO, February 2, 2016 - Olin Corporation (NYSE: OLN) announced today that its fourth quarter 2015 adjusted EBITDA was $207.0 million. Adjusted EBITDA reflects depreciation and amortization expense of $124.0 million, acquisition-related costs of $84.6 million and a $24.0 million fair value adjustment related to the purchase accounting for inventory.

The fourth quarter 2015 loss from continuing operations was $59.3 million, or $0.37 per diluted share. The fourth quarter loss per share includes an effective income tax rate of 28.1%, which reflects transaction costs that are not deductible for tax purposes. Sales in the fourth quarter of 2015 were $1,267.4 million.

Joseph D. Rupp, Chairman and Chief Executive Officer said, “I am pleased with our fourth quarter results, which reflect positive cost performance across all businesses, including corporate expenses. As we enter 2016, we forecast adjusted EBITDA in the range of $915 million to $985 million. Our new, less cyclical portfolio includes the benefits of our long-term contracts with Dow, improved year-over-year results in Epoxy and Winchester and the realization of cost synergies. Corporate and other costs for 2016, including pension income and environmental costs, are forecast to be in the $65 million to $85 million range, an increase from 2015 due to the build out of our corporate capabilities since the completion of the Dow transaction. Improvement in chlor alkali products pricing from current levels represents an upside to our 2016 forecast.

“In the first quarter of 2016, we expect adjusted EBITDA to be in the $195 million to $215 million range, which includes approximately $35 million of maintenance turnaround costs, an increase of approximately $20 million from the fourth quarter 2015 levels. During 2016, we expect approximately 35% of our annual maintenance turnaround costs to be incurred in the first quarter. Chlor Alkali Products and Vinyls, Epoxy and Winchester segment earnings are expected to improve in the first quarter of 2016 compared with the fourth quarter of 2015, reflecting improved volumes. This improvement will be partially offset by higher corporate and other costs.”

First quarter 2016 forecast key considerations:

•
A reported net income in the $0.05 to $0.15 per diluted share range, including approximately $0.17 per share of acquisition-related integration costs and acquisition step-up depreciation and amortization;

•	Pretax acquisition-related integration costs of approximately $10 million; and

•	Acquisition step-up depreciation and amortization of approximately $35 million.

2016 full year forecast key considerations:

•	Synergies realized in 2016 are expected to be in the $40 million to $60 million range, with an annualized run rate of approximately $70 million going into 2017;

•	Pretax acquisition-related integration costs are forecast to be approximately $40 million; and

•
Capital spending for 2016 is expected to be in the $300 million to $340 million range, including approximately $60 million of synergy-related capital. Depreciation and amortization expense is forecast to be in the $490 million to $500 million range, including acquisition step-up depreciation and amortization of approximately $145 million.

SEGMENT REPORTING

We define segment earnings as income (loss) from continuing operations before interest expense, interest income, other operating income (expense), other income (expense) and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

Beginning in the fourth quarter of 2015, we modified our reportable segments to incorporate the acquisition of Dow’s chlorine products businesses. We have three operating segments: Chlor Alkali Products and Vinyls, Epoxy and Winchester. The new reporting structure has been retrospectively applied to the financial results for all periods presented. The former Olin Chlor Alkali Products and Olin Chemical Distribution segments have been included in the new Chlor Alkali Products and Vinyls segment.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the fourth quarter of 2015 were $681.1 million compared to $352.6 million in the fourth quarter of 2014. The acquisition contributed sales of $373.1 million. Fourth quarter 2015 Chlor Alkali Products and Vinyls segment earnings were $46.6 million, which included $6.7 million of additional cost of goods sold related to the fair value adjustment related to the purchase accounting for inventory and depreciation and amortization expense of $97.3 million. On a year-over-year basis, fourth quarter 2015 chlorine pricing improved, while caustic soda and hydrochloric acid pricing declined. The year-over-year contribution from hydrochloric acid declined by approximately $10 million.

EPOXY

Epoxy sales for the fourth quarter of 2015 were $429.6 million. Fourth quarter 2015 Epoxy segment earnings were a loss of $7.5 million, including depreciation and amortization expense of $20.9 million. The segment earnings also included $17.3 million of additional cost of goods sold related to the fair value adjustment related to the purchase accounting for inventory.

WINCHESTER

Winchester fourth quarter of 2015 sales were $156.7 million compared to $147.2 million in the fourth quarter of 2014. The increase in Winchester segment sales primarily reflects increased shipments to commercial customers. Winchester’s fourth quarter 2015 segment earnings were $21.8 million compared to $17.4 million in the fourth quarter of 2014. The increase in segment earnings reflects the impact of higher commercial shipments and lower commodity and material costs partially offset by lower pricing. Winchester fourth quarter 2015 and 2014 results included depreciation and amortization expense of $4.9 million and $4.8 million, respectively.

CORPORATE AND OTHER COSTS

Pension income included in the fourth quarter 2015 Corporate and Other segment was $13.4 million compared to $8.2 million in the fourth quarter of 2014.

Fourth quarter 2015 charges to income for environmental investigatory and remedial activities were $2.6 million compared to $1.9 million in the fourth quarter of 2014. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations of the legacy Olin businesses.

Other corporate and unallocated costs in the fourth quarter of 2015 increased $2.4 million compared to the fourth quarter of 2014, primarily due to additional corporate costs related to managing the acquisition partially offset by lower legal and litigation costs, lower consulting costs and lower incentive compensation expense.

ACQUISITION

On October 5, 2015, Olin and The Dow Chemical Company (TDCC) consummated the previously announced transaction, with Olin acquiring certain chlor alkali and downstream derivatives businesses from TDCC (the Acquired Business) using a Reverse Morris Trust structure. Fourth quarter 2015 results included pretax acquisition-related costs of $84.6 million and incremental acquisition financing expenses included in interest expense of $10.8 million related to this transaction. The full year 2015 results included pretax acquisition-related costs of $120.0 million and incremental acquisition financing expenses included in interest expense of $30.5 million related to this transaction.

The aggregate purchase price for the Acquired Business of approximately $5.1 billion, subject to certain post-closing adjustments, consisted of $2,530 million of cash and debt securities transferred to TDCC, shares of Olin common stock received by TDCC shareholders valued at approximately $1,527 million, plus the assumption of domestic and foreign pension liabilities of approximately $447 million and long-term debt of $569 million. TDCC has retained liabilities relating to litigation, releases of hazardous materials and violations of environmental law to the extent arising prior to the closing date. Olin issued approximately 87.5 million shares on the closing date, which represented approximately 53% of the outstanding shares of Olin’s common stock.

CASH / DEBT

The cash balance at December 31, 2015 was $392.0 million. In conjunction with the acquisition, we repaid $569 million of acquired debt and $146 million of an existing term loan. Also in December, we repaid $12 million of maturing SunBelt notes. During 2016, Olin has maturing debt of $205 million that is expected to be repaid using available cash.

DIVIDEND

On January 29, 2016, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on March 10, 2016 to shareholders of record at the close of business on February 10, 2016. This will be the 357th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s fourth quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Wednesday, February 3. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman and Chief Executive Officer; John E. Fischer, Olin’s President and Chief Operating Officer; John L. McIntosh, Olin’s Executive Vice President and President, Chemicals and Ammunition; Todd A. Slater, Olin’s Vice President and Chief Financial Officer; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations. Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com. Listeners should log on to the website 15 minutes prior to the call. The call will also be audio archived on the Olin website for future replay beginning at 12:00 P.M. Eastern Time. A final transcript of the conference call will be available on the Olin website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the recent acquisition of the Acquired Business from TDCC, the expected benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	the failure or an interruption of our information technology systems;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior credit facilities and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	fluctuations in foreign currency exchange rates;

•	complications resulting from our multiple enterprise resource planning (ERP) systems;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	failure to attract, retain and motivate key employees;

•	the possibility that we may be unable to achieve expected synergies and operating efficiencies in connection with the transaction with TDCC within the expected time-frames or at all;

•	the integration of the Acquired Business being more difficult, time-consuming or costly than expected;

•	the effect of any changes resulting from the transaction with TDCC in customer, supplier and other business relationships; and

•	exposure to lawsuits and contingencies associated with the Acquired Business.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.
2016-03

Olin Corporation
Consolidated Statements of Income(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share amounts)	2015	2014	2015	2014
Sales	$1,267.4	$499.8	$2,854.4	$2,241.2
Operating Expenses:
Cost of Goods Sold	1,148.1	421.9	2,486.8	1,853.2
Selling and Administration	63.8	39.1	186.5	166.2
Restructuring Charges(b)	0.5	11.2	2.7	15.7
Acquisition-related Costs(c)	84.6	2.8	120.0	4.2
Other Operating Income(d)	3.6	0.7	45.7	1.5
Operating (Loss) Income	(26.0)	25.5	104.1	203.4
Earnings of Non-consolidated Affiliates	0.4	0.3	1.7	1.7
Interest Expense(e)	57.3	6.8	97.0	43.8
Interest Income	0.2	0.4	1.1	1.3
Other Income	0.2	—	0.2	0.1
Income (Loss) from Continuing Operations before Taxes	(82.5)	19.4	10.1	162.7
Income Tax (Benefit) Provision	(23.2)	6.6	8.1	57.7
Income (Loss) from Continuing Operations, Net	(59.3)	12.8	2.0	105.0
Income from Discontinued Operations, Net(f)	—	—	—	0.7
Net (Loss) Income	$(59.3)	$12.8	$2.0	$105.7
Net (Loss) Income Per Common Share:
Basic (Loss) Income per Common Share:
Income (Loss) from Continuing Operations, Net	$(0.37)	$0.16	$0.02	$1.33
Income from Discontinued Operations, Net	—	—	—	0.01
Net (Loss) Income	$(0.37)	$0.16	$0.02	$1.34
Diluted (Loss) Income per Common Share:
Income (Loss) from Continuing Operations, Net	$(0.37)	$0.16	$0.02	$1.32
Income from Discontinued Operations, Net	—	—	—	0.01
Net (Loss) Income	$(0.37)	$0.16	$0.02	$1.33
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	161.6	77.9	103.4	78.6
Average Common Shares Outstanding - Diluted	161.6	78.8	104.3	79.7

(a)	Unaudited.

(b)
Restructuring charges for the three months and year ended December 31, 2015 were associated with permanently closing a portion of the Becancour, Canada chlor alkali facility and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS. Restructuring charges for the three months and year ended December 31, 2014 were associated with permanently closing a portion of the Becancour, Canada facility, exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)	Acquisition-related costs for the three months and years ended December 31, 2015 and 2014 were associated with our acquisition of the Acquired Business.

(d)
Other operating income for the three months ended December 31, 2015 included $3.7 million of insurance recoveries for property damage and business interruption related to the McIntosh, AL chlor alkali facility. Other operating income for the year ended December 31, 2015 included $46.0 million of insurance recoveries for property damage and business interruption related to the Becancour, Canada and McIntosh, AL chlor alkali facilities. Other operating income for the year ended December 31, 2014 included a gain of $1.0 million for the resolution of a contract matter.

(e)
Interest expense for the three months and year ended December 31, 2015 included acquisition financing expenses of $10.8 million and $30.5 million, respectively, primarily for the bridge financing associated with our acquisition of the Acquired Business. Interest expense for the year ended December 31, 2014 included $9.5 million for the call premium and the write-off of unamortized deferred debt issuance costs associated with the redemption of our $150 million 8.875% senior notes, which would have matured on August 15, 2019.

(f)
Income from discontinued operations, net for the year ended December 31, 2014 included a $0.7 million after tax gain for the favorable resolution of certain indemnity obligations related to our Metals business sold in 2007.

Olin Corporation
Segment Information(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2015	2014	2015	2014
Sales:
Chlor Alkali Products and Vinyls	$681.1	$352.6	$1,713.4	$1,502.8
Epoxy	429.6	—	429.6	—
Winchester	156.7	147.2	711.4	738.4
Total Sales	$1,267.4	$499.8	$2,854.4	$2,241.2
Income (Loss) from Continuing Operations before Taxes:
Chlor Alkali Products and Vinyls(b)	$46.6	$28.8	$115.5	$130.1
Epoxy	(7.5)	—	(7.5)	—
Winchester	21.8	17.4	115.6	127.3
Corporate/Other:
Pension Income(c)	13.4	8.2	35.2	32.4
Environmental Expense(d)	(2.6)	(1.9)	(15.7)	(8.2)
Other Corporate and Unallocated Costs	(15.8)	(13.4)	(60.3)	(58.1)
Restructuring Charges(e)	(0.5)	(11.2)	(2.7)	(15.7)
Acquisition-related Costs(f)	(84.6)	(2.8)	(120.0)	(4.2)
Other Operating Income(g)	3.6	0.7	45.7	1.5
Interest Expense(h)	(57.3)	(6.8)	(97.0)	(43.8)
Interest Income	0.2	0.4	1.1	1.3
Other Income	0.2	—	0.2	0.1
Income (Loss) from Continuing Operations before Taxes	$(82.5)	$19.4	$10.1	$162.7

(a)	Unaudited.

(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products and Vinyls segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $0.4 million and $0.3 million for the three months ended December 31, 2015 and 2014, respectively, and $1.7 million for both the years ended December 31, 2015 and 2014.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(d)	Environmental expense for the three months and year ended December 31, 2014 included $1.4 million of recoveries from third parties for costs incurred and expensed in prior periods.

(e)
Restructuring charges for the three months and year ended December 31, 2015 were associated with permanently closing a portion of the Becancour, Canada chlor alkali facility and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS. Restructuring charges for the three months and year ended December 31, 2014 were associated with permanently closing a portion of the Becancour, Canada facility, exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(f)	Acquisition-related costs for the three months and years ended December 31, 2015 and 2014 were associated with our acquisition of the Acquired Business.

(g)
Other operating income for the three months ended December 31, 2015 included $3.7 million of insurance recoveries for property damage and business interruption related to the McIntosh, AL chlor alkali facility. Other operating income for the year ended December 31, 2015 included $46.0 million of insurance recoveries for property damage and business interruption related to the Becancour, Canada and McIntosh, AL chlor alkali facilities. Other operating income for the year ended December 31, 2014 included a gain of $1.0 million for the resolution of a contract matter.

(h)
Interest expense for the three months and year ended December 31, 2015 included acquisition financing expenses of $10.8 million and $30.5 million, respectively, primarily for the bridge financing associated with our acquisition of the Acquired Business. Interest expense for the year ended December 31, 2014 included $9.5 million for the call premium and the write-off of unamortized deferred debt issuance costs associated with the redemption of our $150 million 8.875% senior notes, which would have matured on August 15, 2019.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,	December 31,
(In millions, except per share data)	2015	2014
Assets:
Cash & Cash Equivalents	$392.0	$256.8
Accounts Receivable, Net	773.8	263.1
Income Taxes Receivable	32.9	21.6
Inventories	685.2	210.1
Current Deferred Income Taxes	—	54.2
Other Current Assets	39.9	10.3
Total Current Assets	1,923.8	816.1
Property, Plant and Equipment (Less Accumulated Depreciation of $1,500.7 and $1,330.7)	3,953.4	931.0
Deferred Income Taxes	95.9	12.5
Other Assets	495.5	67.9
Intangibles, Net	677.5	123.5
Goodwill	2,174.1	747.1
Total Assets	$9,320.2	$2,698.1
Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$206.5	$16.4
Accounts Payable	606.6	146.8
Income Taxes Payable	4.9	0.2
Accrued Liabilities	324.7	214.3
Total Current Liabilities	1,142.7	377.7
Long-Term Debt	3,675.2	658.7
Accrued Pension Liability	648.5	182.0
Deferred Income Taxes	1,095.5	107.1
Other Liabilities	335.6	359.3
Total Liabilities	6,897.5	1,684.8
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 240.0 Shares (120.0 in 2014): Issued and Outstanding 165.1 Shares (77.4 in 2014)	165.1	77.4
Additional Paid-In Capital	2,236.4	788.3
Accumulated Other Comprehensive Loss	(492.0)	(443.1)
Retained Earnings	513.2	590.7
Total Shareholders' Equity	2,422.7	1,013.3
Total Liabilities and Shareholders' Equity	$9,320.2	$2,698.1

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended December 31,
(In millions)	2015	2014
Operating Activities:
Net Income	$2.0	$105.7
Earnings of Non-consolidated Affiliates	(1.7)	(1.7)
Gains on Disposition of Property, Plant and Equipment	(25.2)	(1.1)
Stock-Based Compensation	7.6	5.1
Depreciation and Amortization	228.9	139.1
Deferred Income Taxes	5.7	31.0
Write-off of Equipment and Facility Included in Restructuring Charges	—	3.3
Qualified Pension Plan Contributions	(0.7)	(0.8)
Qualified Pension Plan Income	(32.0)	(28.5)
Changes in:
Receivables	(105.5)	25.8
Income Taxes Receivable/Payable	(12.6)	(27.8)
Inventories	(1.7)	(23.6)
Other Current Assets	(30.6)	1.7
Accounts Payable and Accrued Liabilities	180.1	(38.5)
Other Assets	29.6	5.2
Other Noncurrent Liabilities	(32.7)	(33.2)
Other Operating Activities	5.4	(2.5)
Net Operating Activities	216.6	159.2
Investing Activities:
Capital Expenditures	(130.9)	(71.8)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(408.1)	—
Proceeds from Disposition of Property, Plant and Equipment	26.7	5.6
Proceeds from Disposition of Affiliated Companies	8.8	—
Restricted Cash Activity	—	4.2
Other Investing Activities	—	0.3
Net Investing Activities	(503.5)	(61.7)
Financing Activities:
Long-Term Debt:
Borrowings	1,275.0	150.0
Repayments	(730.7)	(162.4)
Earn Out Payment – SunBelt	—	(14.8)
Common Stock Repurchased and Retired	—	(64.8)
Stock Options Exercised	2.2	6.6
Excess Tax Benefits from Stock-Based Compensation	0.4	1.1
Dividends Paid	(79.5)	(63.0)
Debt and Equity Issuance Costs	(45.2)	(1.2)
Net Financing Activities	422.2	(148.5)
Net Increase (Decrease) in Cash and Cash Equivalents	135.3	(51.0)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.1)	—
Cash and Cash Equivalents, Beginning of Year	256.8	307.8
Cash and Cash Equivalents, End of Period	$392.0	$256.8

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is income from continuing operations, net plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), acquisition-related costs and fair value inventory purchase accounting adjustment. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2015	2014	2015	2014
Reconciliation of Income (Loss) from Continuing Operations, Net to Adjusted EBITDA:
Income (Loss) from Continuing Operations, Net	$(59.3)	$12.8	$2.0	$105.0
Add Back (Deduct):
Interest Expense(b)	57.3	6.8	97.0	43.8
Interest Income	(0.2)	(0.4)	(1.1)	(1.3)
Income Tax (Benefit) Expense	(23.2)	6.6	8.1	57.7
Depreciation and Amortization	124.0	34.8	228.9	139.1
EBITDA	98.6	60.6	334.9	344.3
Add Back (Deduct):
Acquisition-related Costs(c)	84.6	2.8	120.0	4.2
Fair Value Inventory Purchase Accounting Adjustment(d)	24.0	—	24.0	—
Other Income	(0.2)	—	(0.2)	(0.1)
Adjusted EBITDA	$207.0	$63.4	$478.7	$348.4

(a)	Unaudited.

(b)
Interest expense for the three months and year ended December 31, 2015 included acquisition financing expenses of $10.8 million and $30.5 million, respectively, primarily for the bridge financing associated with our acquisition of the Acquired Business. Interest expense for the year ended December 31, 2014 included $9.5 million for the call premium and the write-off of unamortized deferred debt issuance costs associated with the redemption of our $150 million 8.875% senior notes, which would have matured on August 15, 2019.

(c)	Acquisition-related costs for the three months and years ended December 31, 2015 and 2014 were associated with our acquisition of the Acquired Business.

(d)
Fair value inventory purchase accounting adjustment for the year ended December 31, 2015 was associated with non-recurring expenses included within costs of goods sold of $24.0 million due to the increase of inventory to fair value at the acquisition date related to the purchase accounting of the Acquired Business.